                                                                     Exhibit 4.1

                                                                  Execution Copy


================================================================================










                    AMENDED AND RESTATED STOCKHOLDERS AGREEMENT


                                       among


                            KMC TELECOM HOLDINGS, INC.,

                           NASSAU CAPITAL PARTNERS L.P.,

                               NAS PARTNERS I L.L.C.,

                                 HAROLD N. KAMINE,

                            KMC TELECOMMUNICATIONS L.P.,

                              AT&T CREDIT CORPORATION,

                        GENERAL ELECTRIC CAPITAL CORPORATION

                               CORESTATES BANK, N.A.

                                        and

                             CORESTATES HOLDINGS, INC.


                            ----------------------------

                            Dated as of October 31, 1997

                            ----------------------------





================================================================================

                     AMENDED AND RESTATED STOCKHOLDERS AGREEMENT



          AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, dated as of October 31, 1997 (this "AGREEMENT"), among KMC Telecom Holdings, Inc., a Delaware corporation (the "COMPANY"), Nassau Capital Partners L.P., a Delaware limited partnership ("NASSAU CAPITAL"), NAS Partners I L.L.C., a Delaware limited liability company ("NAS" and, together with Nassau Capital, "NASSAU"), Harold N. Kamine ("HNK"), KMC Telecommunications L.P. ("KMC LP", AND, TOGETHER WITH HNK, "KAMINE"), AT&T Credit Corporation, a Delaware corporation ("AT&T"), General Electric Capital Corporation, a New York corporation ("GECC"), CoreStates Bank, N.A., a national banking association ("CORESTATES BANK") and CoreStates Holdings, Inc., a Delaware corporation ("CORESTATES HOLDINGS", AND TOGETHER WITH CORESTATES BANK, "CORESTATES").

          WHEREAS, the parties hereto (other than GECC and CoreStates Holdings) are parties to a Stockholders Agreement dated as of September 22, 1997 (the "EXISTING STOCKHOLDERS AGREEMENT");

          WHEREAS, pursuant to a Purchase Agreement dated as of the date hereof with the Company, GECC and CoreStates Holdings are purchasing an aggregate of 150,000 shares of the Company's Series C Cumulative Convertible Preferred Stock, par value $.01 per share ("SERIES C CONVERTIBLE PREFERRED STOCK") and Nassau is purchasing 25,000 shares of the Company's Series D Cumulative Convertible Preferred Stock, par value $.01 per share ("SERIES D CONVERTIBLE PREFERRED STOCK");

          WHEREAS, after giving effect to such purchases: (i) HNK owns 573,835 shares of Common Stock, par value $.01 per share, of the Company (the "COMMON STOCK"), 13,835 shares of which are subject to repurchase by the Company under certain circumstances; (ii) KMC L.P. owns 40,000 shares of Common Stock; (iii) Nassau owns 123,800 shares of Series A Cumulative Convertible Preferred Stock, par value $.01 per share, of the Company ("SERIES A CONVERTIBLE PREFERRED STOCK"), 25,000 shares of Series D Convertible Preferred Stock and 13,835 shares of Common Stock which shares of Common Stock are subject to repurchase by the Company under certain circumstances; (iv) AT&T owns 112,020.5 shares of Common Stock (20,752.5 shares of which are "AT&T Warrant Stock") and a warrant ("AT&T COMPANY WARRANT") to purchase 91,268 shares of Common Stock (subject to certain adjustments); (v) GECC owns 100,000 shares of Series C Convertible Preferred Stock and a warrant (the "GECC Warrant") to purchase 10,000 shares of Common Stock; and (vi) CoreStates owns 50,000 shares of Series C Convertible Preferred Stock and 6,917.5 shares of Common Stock ("CORESTATES WARRANT STOCK" and together with AT&T Warrant Stock, "WARRANT STOCK"); and

          WHEREAS, in connection with the purchases of Series C and Series D Convertible Preferred Stock the parties hereto wish to amend certain provisions of the Existing Stockholders Agreement and to restate the provisions of such Agreement, as so amended, in their entirety;


          NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, the adequacy of which is hereby acknowledged, the parties hereto agree as follows:

          1. DEFINITIONS. As used in this Agreement, terms which are used herein but not defined herein are used herein as defined in the Investment Agreement, and the following terms shall have the meanings set forth below:

          "ACCREDITED INVESTOR" shall have the meaning ascribed to such term in subsections (a)(1), (a)(2), (a)(3) and (a)(7) of Rule 501 of the Securities Act.

          "AFFILIATE" shall mean, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 25% or more of the Capital Stock having ordinary voting power in the election of directors of such Person,
     (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (iii) each of such Person's executive officers and directors. For the purpose of this definition, "CONTROL" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

          "AT&T COMPANY WARRANT" has the meaning assigned to such term in the recitals.

          "AT&T SUBSIDIARY WARRANT" means Warrant No. 4, dated September 22, 1997 and granted to AT&T, to purchase shares of common stock, par value $.01 per share, of KMC.

          "BOARD OF DIRECTORS" means the Board of Directors of the Company.

          "CERTIFICATE" means the Amended and Restated Certificate of Incorporation of the Company in the form annexed hereto as Exhibit A.

          "COMMON STOCK" means Common Stock, par value $.01 per share, of the Company or any other capital stock of the Company into which such stock is reclassified or reconstituted.

          "COMMON STOCK EQUIVALENTS" means any security or obligation which is by its terms convertible into shares of Common Stock and any option, warrant or other subscription or purchase right with respect to Common Stock.

          "CONVERTIBLE PREFERRED STOCK" means the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock.

          "CORESTATES SUBSIDIARY WARRANT" means Warrant No. 5, dated September 22, 1997 and granted to CoreStates, to purchase shares of Common Stock.

          "DEMAND HOLDER" has the meaning assigned such term in Section 6.1.

          "DEMAND RIGHTS COMMENCEMENT DATE" means the date on which the Company completes an initial Public Offering and any related holdback period under
     Section 6.3 expires.

          "DGCL" means the General Corporation Law of the State of Delaware.

          "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

          "FAMILY MEMBERS" has the meaning assigned such term in Section 2.2.2.

          "FAMILY TRUST" has the meaning assigned such term in Section 2.2.2.

          "FULLY-DILUTED BASIS" means at any date as of which the number of shares of Common Stock is to be determined, ON A BASIS INCLUDING all shares of Common Stock outstanding at such date and the maximum shares of Common Stock issuable in respect of Common Stock Equivalents (giving effect to the then current respective conversion prices) and other rights to purchase (directly or indirectly) shares of Common Stock or Common Stock Equivalents, outstanding on such date, to the extent such rights to convert, exchange of exercise thereunder are presently exercisable.

          "GECC WARRANT" has the meaning assigned to such term in the recitals.

          "HIGH YIELD DEBT AND EQUITY OFFERING" shall have the meaning assigned to such term in a Subordinated Loan and Security Agreement, dated as of September 22, 1997, among the Company, KMC Telecom II, Inc. and AT&T Commercial Finance Corporation, as in effect as of the date hereof.

          "INVESTMENT AGREEMENT" shall mean the Amended and Restated Note Purchase and Investment Agreement, dated as of October 22, 1996, by and among KMC Telecom Inc. ("KMC"), Nassau, HNK, and Parent, as amended from time to time.

          "KAMINE DIRECTORS" has the meaning assigned such term in the Certificate.

          "LIQUIDITY EVENT" shall mean the occurrence of (i) the sale of all or substantially all of the stock or assets of the Company, the consolidation or merger of the Company with one or more other corporations or (ii) the closing of an initial public offering of Common Stock in which the Company receives aggregate gross proceeds (before deduction of underwriting discounts and expenses of sale) of at least $40,000,000.

          "MAJORITY SERIES C HOLDERS" shall mean the Persons holding, from time to time, greater than 50% of the combined voting power of the outstanding shares of Series C Convertible Preferred Stock and the outstanding shares of Common Stock into which shares of Series C Convertible Preferred Stock theretofore have been converted.

          "NASSAU DIRECTORS" has the meaning assigned such term in the Certificate.

          "OFFERED SECURITIES" has the meaning assigned such term in Section 3.1.1.

          "OFFERING NOTICE" has the meaning assigned such term in Section 3.1.1.

          "OFFER PRICE" has the meaning assigned such term in Section 3.1.1.

          "PERMITTED TRANSFEREES" has the meaning assigned such term in Section 2.2.

          "PERSON" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, fund, unincorporated association or organization or government or other agency or political subdivision thereof.

          "PROHIBITED TRANSFEREE" means any person actively engaged, either directly, or indirectly through subsidiaries, in the operation of providing local access or long distance telephone services.

          "PUBLIC OFFERING" means any offer for sale of Common Stock pursuant to an effective Registration Statement filed under the Securities Act.

          "QUALIFIED PUBLIC OFFERING" or "QPO" means the first offer for sale of Common Stock, in any single transaction or series of related transactions, pursuant to an effective registration statement filed by Holdings under the 1933 Act in which the Company receives aggregate gross proceeds (before deduction of underwriting discounts and expenses of sale) of at least $40,000,000, provided that, the price per share at which such shares are sold in the offering (before deduction of underwriting discounts and expenses of sale) is at least four (4) times the Conversion Price of the Company's Series A Convertible Preferred Stock which would then be in effect if determined pursuant to the terms of the Series A Convertible Preferred Stock in effect as of the date hereof (whether or not any shares of such stock are then outstanding).

          "REGISTRABLE SECURITIES" means (i) the Common Stock issued or issuable upon the conversion of the Convertible Preferred Stock or the exercise of the AT&T Company Warrant or the GECC Warrant, (ii) any Common Stock acquired by Nassau, Kamine, AT&T, GECC, CoreStates, any Accredited Investor that is a permitted transferee of Common Stock pursuant to Section 3.1.6 or any of their respective Affiliates after the date hereof, (iii) the Common Stock held by Kamine, Nassau, AT&T and CoreStates and their respective Affiliates and (iv) any shares of capital stock of the Company issued or issuable with respect to the securities referred to in clauses (i), (ii) and (iii) by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. For purposes of this Agreement, a Person will be deemed to be a holder of Registrable Securities whenever such Person has the right to acquire directly or indirectly such Registrable Securities (including, without limitation, upon conversion or exercise in connection with a transfer of securities or otherwise, but disregarding any restrictions or limitations upon the exercise of such right), whether or not such acquisition has actually been effected. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (i) such securities shall have been registered under the Securities Act, and the registration statement with respect to the sale of such securities shall have become effective under the Securities Act or such securities shall have been sold under circumstances in which all applicable conditions of Rule 144 (or any similar provision then in force) under the Securities Act are met or may be sold pursuant to Rule 144(k),
     (ii) such securities shall have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent disposition of such securities shall not require registration or qualification of such securities under the Securities Act or any state securities or blue sky laws then in force in a preponderance of states or (iii) such securities shall cease to be outstanding.

          "REGISTRATION EXPENSES" shall mean all expenses incident to the Company's performance of or compliance with this Agreement, including, without limitation, all SEC and stock exchange or National Association of Securities Dealers, Inc. ("NASD") registration and filing fees and expenses, fees and expenses of compliance with securities or blue sky laws

     (including, without limitation, reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), rating agency fees, printing expenses, messenger, telephone and delivery expenses, the fees and expenses incurred in connection with the listing of the securities to be registered on each securities exchange or national market system on which similar securities issued by the Company are then listed, fees and disbursements of counsel for the Company and all independent certified public accountants (including the expenses of any annual audit, special audit and "cold comfort" letters required by or incident to such performance and compliance), securities laws liability insurance (if the Company so desires), the fees and disbursements of underwriters (including, without limitation, all fees and expenses of any "qualified independent underwriter" required by the rules of the NASD) customarily paid by issuers or sellers of securities (but not including any underwriting discounts or commissions attributable to the sale of Registrable Securities by the sellers of Registrable Securities), the reasonable fees of counsel selected pursuant to Section 6.5(b) hereof by the holders of Registrable Securities in connection with each such registration, the reasonable fees and expenses of any special experts retained by the Company in connection with such registration, fees and expenses of other persons retained by the Company.

          "REGISTRATION STATEMENT" means a registration statement filed pursuant to the Securities Act.

          "RULE 144" means Rule 144 under the Securities Act (or any similar rule then in force).

          "RULE 144A" means Rule 144A under the Securities Act (or any similar rule then in force).

          "SEC" means the Securities and Exchange Commission or any governmental body or agency succeeding to the functions thereof.

          "SECURITIES ACT" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

          "SELLING STOCKHOLDER" has the meaning assigned such term in Section 3.1.1.

          "SERIES A CONVERTIBLE PREFERRED STOCK" has the meaning assigned to such term in the recitals.

          "SERIES B CONVERTIBLE PREFERRED STOCK" has the meaning      assigned
     to such term in the recitals.

          "SERIES C CONVERTIBLE PREFERRED STOCK" has the meaning      assigned
     to such term in the recitals.

          "SERIES C DIRECTOR" has the meaning assigned to such term in Section 4.3.2.

          "SERIES D CONVERTIBLE PREFERRED STOCK" has the meaning      assigned
     to such term in the recitals.

          "SHARES" means, with respect to each Stockholder, all shares, whether now owned or hereafter acquired, of Common Stock and Convertible Preferred Stock owned thereby; PROVIDED, HOWEVER, that for the purposes of any computation of the number of Shares either outstanding or held by any Stockholder or otherwise to be determined hereunder, (i) the shares of Common Stock issuable upon conversion, exercise or exchange of all Common Stock Equivalents shall be deemed outstanding whether or not such conversion, exercise or exchange has actually been effected and (ii) the number of Shares held by each holder of shares of Convertible Preferred Stock shall be the number of votes exercisable with respect to such shares of Convertible Preferred Stock.

          "STOCKHOLDERS" shall mean Nassau, Kamine, AT&T, GECC, CoreStates and any transferee thereof who has agreed to be bound by the terms and conditions of this Agreement in accordance with Section 2.4, and the term "Stockholder" shall mean any such Person.

          "STOCKHOLDERS MEETING" has the meaning assigned such term in Section 4.1.

          "SUBSIDIARY WARRANTS" mean the AT&T Subsidiary Warrant and the CoreStates Subsidiary Warrant.

          "THIRD PARTY PURCHASER" has the meaning assigned such term in Section 3.1.1.

          "TRANSFER" has the meaning set forth in Section 2.1.

          "WRITTEN CONSENT" has the meaning assigned such term in Section 4.1.

          2.   RESTRICTIONS ON TRANSFER OF SHARES.

          2.1. LIMITATION ON TRANSFER. No Stockholder shall sell, give, assign, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or otherwise) (each a "TRANSFER") any Shares or any right, title or interest therein or thereto, except in accordance with the provisions of this Agreement; PROVIDED, HOWEVER, that any transferee obtaining any of such Shares hereunder shall agree to be bound by this Agreement and shall comply with Section 2.4. Any attempt to transfer any Shares or any rights thereunder in violation of the preceding sentence shall be null and void AB INITIO and the Company shall not register any such transfer.

          2.2. PERMITTED TRANSFERS. Notwithstanding anything to the contrary contained in this Agreement, each of the Stockholders may transfer Shares in accordance with this Section 2.2 (the Persons to whom such Stockholders may so transfer Shares are referred to hereinafter as "PERMITTED TRANSFEREES").

               2.2.1 TRANSFERS BY NASSAU, AT&T, GECC, AND CORESTATES. At any time, each of Nassau, AT&T, GECC, CoreStates and transferees of AT&T, GECC and CoreStates which are Accredited Investors may (a) subject to Sections 2.3 and 2.4, transfer Shares to any Affiliate and (b) subject to Sections 2.3, 2.4, 3.1 and 4.5, transfer Shares to any Person.

               2.2.2 TRANSFERS BY KAMINE. At any time, Kamine may (a) subject to Sections 2.3 and 2.4, transfer Shares to any of his Affiliates and (b) subject to Sections 2.3, 2.4, 3.1 and 4.5, transfer Shares to any Person on and after October 22, 2002. At any time, Kamine may, subject to this Section 2.2.2 and Sections 2.3 and 2.4, transfer Shares to a member of his immediate family, which shall include his parents, spouse, sibling, children or grandchildren ("FAMILY MEMBERS"), or a trust, corporation, limited liability company or partnership, all of the beneficial interests in which shall be held by Kamine or one or more Family Members of Kamine or which would otherwise be an Affiliate of Kamine (collectively, a "FAMILY TRUST"); PROVIDED, HOWEVER, that during the period any such trust, corporation, or partnership holds any right, title or interest in any Shares, no Person other than Kamine or one or more Family Members of Kamine may be or become beneficiaries, stockholders, members or limited or general partners thereof.

               2.2.3 CERTAIN PERMITTED TRANSFERS BY KAMINE. Notwithstanding the provisions of Section 2.2.2, Kamine may transfer in the aggregate up to 160,000 of his Shares so long as (i) Kamine first complies with the provisions of
Section 3.1, (ii) if Kamine has received a bona fide written offer, Nassau, AT&T and the Stockholders owning Series C Convertible Preferred Stock are then given 30 days to exercise the right to acquire such Shares on a pro rata basis, based on their respective ownership of Common Stock and Common Stock Equivalents on a Fully Diluted Basis, upon the same price and other terms and conditions offered in good faith in writing by the proposed transferee of such Shares (even if the Company has exercised its rights pursuant to Section 3.1) and (iii) the transferee of such Shares, in its capacity as such, does not receive board seats or other corporate governance or special shareholder rights). In addition, notwithstanding the provisions of Section 2.2.2, Kamine may pledge in the aggregate up to 60% of the number of Shares owned by Kamine (measured at the time of the first pledge pursuant to this sentence) provided that (x) the institution receiving such pledge is a financial institution that has a combined capital and surplus of at least $25,000,000 and assets of greater than $500,000,000) and (b) such institution agrees to the following restrictions on the remedies it can exercise with respect to such pledged Shares: (1) upon a foreclosure Nassau, AT&T and the Stockholders owning Series C

Preferred Stock have the right to purchase the loan (pro rata as described above) at the unpaid principal amount thereof and take possession of the pledged Shares as the pledgees thereof and to hold such Shares subject to the terms of the pledge agreement relating thereto, and (2) such institution will not have board visitation rights for a period of six months after foreclosing on the pledged Shares or the right to designate board members for a period of one year after foreclosing on the pledged Shares.

          2.3. PERMITTED TRANSFER PROCEDURES. If any Stockholder wishes to transfer Shares to a Permitted Transferee under this Section 2, such Stockholder shall give notice to the Company of its intention to make any transfer permitted under this Section 2 not less than ten (10) days prior to effecting such transfer, which notice shall state the name and address of each Permitted Transferee to whom such transfer is proposed and the number of Shares proposed to be transferred to such Permitted Transferee.

          2.4. TRANSFERS IN COMPLIANCE WITH LAW; SUBSTITUTION OF TRANSFEREE. Notwithstanding any other provision of this Agreement, no transfer may be made pursuant to this Section 2 or Section 3 unless (a) the Permitted Transferee (other than a financial institution referred to in Section 2.2.3) has agreed in writing to be bound by the terms and conditions of this Agreement, (b) the transfer complies in all respects with the applicable provisions of this Agreement and (c) the transfer complies in all respects with applicable federal and state securities laws, including, without limitation, the Securities Act.
If requested by the Company in its reasonable judgment, an opinion of counsel to such transferring Stockholder shall be supplied to the Company at such transferring Stockholder's expense, to the effect that such transfer complies with the applicable federal and state securities laws. Any attempt to transfer any Shares or rights hereunder in violation of this Agreement shall be null and void AB INITIO and the Company shall not register such transfer. Upon becoming a party to this Agreement, a Permitted Transferee shall be substituted for, and shall enjoy the same rights and be subject to the same obligations as, its predecessor hereunder only to the extent that this Agreement specifically states that such Permitted Transferee shall enjoy the particular right or be subject to the particular obligation of its predecessor, as the case may be.

          3.   PROPOSED VOLUNTARY TRANSFERS.

          3.1. PROPOSED VOLUNTARY TRANSFERS; RIGHT OF FIRST OFFER.

               3.1.1 OFFERING NOTICE. If any Stockholder (each, a "SELLING STOCKHOLDER") wishes to sell or otherwise transfer all or any portion of its or his Shares to any Person (other than to (i) a Permitted Transferee that is an Affiliate thereof or (ii) a Permitted Transferee that is a Family Member or Family Trust of Kamine, in the case of Kamine) (a "THIRD PARTY PURCHASER") to the extent permitted under Section 2 of this Agreement, such Selling Stockholder shall offer such Shares first to the Company (and second to the other Stockholders) by sending written notice (the "OFFERING NOTICE") to the Company and the other Stockholders, which shall state (a) the number of Shares proposed to be sold or otherwise transferred (the "OFFERED SECURITIES") and (b) the proposed purchase price per Share which the Selling Stockholder is willing to accept (the "OFFER PRICE"). Upon delivery of the Offering Notice, such offer shall be irrevocable unless and until the rights of first offer provided for herein shall have been waived or shall have expired.

               3.1.2 OPTION. For a period of fifteen (15) business days after the giving of the offering Notice pursuant to Section 3.1.1 (the "OPTION PERIOD"), the Company shall have the right to purchase (and, if the Company chooses not to exercise such right, the other Stockholders shall have the right to purchase on a pro rata basis based on the number of Shares held by such other Stockholders, provided that any Offered Securities thereby offered to any other Stockholder that elects not to purchase such Offered Securities shall be reallocated pro rata among the remaining other Stockholders who have elected to exercise their option to purchase such Offered Securities) all (but not less than all) of the Offered Securities at a purchase price equal to the Offer Price and upon the terms and conditions set forth in the Offering Notice.

               3.1.3 EXERCISE OF OPTIONS. The option under Section 3.1.2 shall be exercisable (x) by the Company by delivering written notice of the exercise thereof, prior to the expiration of the 15-business day period referred to in
Section 3.1.2, to the Selling Stockholder with a copy to the other Stockholders and (y) to the extent the Company has elected not to exercise its option, by the other Stockholders by delivering written notice of the exercise thereof within 15 days of receiving a notice from the Selling Stockholders that the Company has elected not to exercise its option. The failure of the Company and the other Stockholders to respond within such 15-business day and 15-day periods, respectively, to the Selling Stockholder shall be deemed to be a waiver of their rights under Section 3.1.2.

               3.1.4 CLOSING OF THE SALE TO THE COMPANY OR THE OTHER STOCKHOLDERS. The closing of the purchase of Offered Securities subscribed to by the Company or the other Stockholders under Section 3.1.2 shall be held at the principal office of the Company at 11:00 a.m., local time, on the 60th day after the giving of the Offering Notice pursuant to Section 3.1.1 or at such other time and place as the parties to the transaction may agree. At such closing, the Selling Stockholder shall deliver to the Company or the other Stockholders exercising such option, as the case may be, certificates representing the Offered Securities, duly endorsed for transfer and accompanied by all requisite transfer taxes, if any, and such Offered Securities shall be free and clear of any Liens (other than those arising hereunder), and the Selling Stockholder shall so represent and warrant, and shall further represent and warrant that it is the sole beneficial and record owner of such Offered Securities. The Company or the other

Stockholders exercising such option, as the case may be, shall deliver at the closing to the Selling Stockholder payment in full in immediately available funds for the Offered Securities purchased by it or them.

               3.1.5 SALE TO THIRD PARTY PURCHASER. Unless the Company or the other Stockholders elect to purchase all of the Offered Securities pursuant to
Section 3.1.2, the Selling Stockholder may sell the Offered Securities to the Third Party Purchaser at a price per Share equal to (or greater than) the Offer Price set forth in the Offering Notice and otherwise on the terms and conditions set forth in the Offering Notice; PROVIDED, HOWEVER, that such sale is bona fide and made pursuant to a contract entered into within ninety (90) days of the earlier of the waiver by the Company and the other Stockholders of their option to purchase the Offered Securities or the expiration of the Option Period (the earlier of such dates being referred to herein as the "CONTRACT DATE"); and PROVIDED, FURTHER, that such sale shall not be consummated unless and until all of the following conditions are met:

          (a) The Selling Stockholder shall deliver to the Company and the other Stockholders a certificate of the Third Party Purchaser stating that (i) the terms and conditions set forth in the Offering Notice have been approved by the Third Party Purchaser's board of directors (or the equivalent if the Third Party Purchaser is not a corporation), if necessary, (ii) the Third Party Purchaser is aware of the rights of the Company and the other Stockholders contained in this Section 3.1 and (iii) prior to the purchase by the Third Party Purchaser of any of such Offered Securities, the Third Party Purchaser shall become a party to this Agreement and agree to be bound by the terms and conditions hereof in accordance with Section 2.4 hereof.

          (b) The consummation of such sale to the Third Party Purchaser shall not be subject to any conditions (other than necessary filings under the HSR Act and other customary closing conditions).

          (c) The purchase price shall be payable by the Third Party Purchaser wholly in cash.

          (d) The Third Party Purchaser shall have furnished evidence satisfactory to the Company and the other Stockholders, in their reasonable judgments, as to the financial ability of such Third Party Purchaser to consummate the proposed purchase.

If such sale is not consummated within forty-five (45) days of the Contract Date for any reason, then the restrictions provided for herein shall again become effective, and no transfer of such Offered Securities may be made thereafter by the Selling Stockholder without again offering the same to the Company and the other Stockholders in accordance with this Section 3.1.

               3.1.6 Notwithstanding the foregoing provisions of Section 3, from and after the earliest of (i) a Public Offering, (ii) the first anniversary of the High Yield Debt and Equity Offering and (iii) December 31, 1998, AT&T, GECC, CoreStates and Accredited Investors that are transferees of Shares pursuant hereto shall not be subject to any of the provisions set forth in subsections
3.1.1 through 3.1.5 with respect to any sale or transfer of Shares that meets both of the following conditions: (i) the transferee of such Shares (A) is an Accredited Investor and (B) if any such transfer occurs prior to a Public Offering, such transferee is not a Prohibited Transferee or an Affiliate thereof and (ii) the proceeds from such transfer shall be at least $150,000.

          4.   CORPORATE GOVERNANCE.

          4.1. GENERAL. From and after the execution of this Agreement, each Stockholder shall vote its or his Shares at any regular or special meeting of stockholders of the Company (a "STOCKHOLDERS MEETING") or in any written consent executed in lieu of such a meeting of stockholders (a "WRITTEN CONSENT"), and shall take all other actions necessary, to give effect to the provisions of this Agreement (including, without limitation, Section 4.3 hereof) and to ensure that the Certificate and the By-laws of the Company do not, at any time hereafter, conflict in any respect with the provisions of this Agreement and the Investment Agreement. In addition, each Stockholder shall vote its or his Shares at any Stockholders Meeting or act by Written Consent with respect to such Shares, upon any matter submitted for action by the Company's stockholders or with respect to which such Stockholder may vote or act by Written Consent, in conformity with the specific terms and provisions of this Agreement and the Certificate and the By-laws of the Company. Furthermore, the Company agrees to notify AT&T, GECC and CoreStates, in accordance with Section 9.1 hereof, of all meetings of the Board of Directors of the Company within the time frame specified in the Company's By-laws for notifying members of the Board of Directors of such meetings. The Company further agrees that a designated representative of each of AT&T, GECC and CoreStates will be entitled to attend and participate in each meeting of the Board of Directors of the Company, whether in person or by teleconference and that the Company shall provide AT&T, GECC and CoreStates with all materials provided to members of the Board of Directors in connection with such meetings. Such representative of AT&T shall not be entitled to participate in any portion of any meeting of the Board of Directors at which any discussion or vote is taking place with respect to any contract or transaction with AT&T or any of its Affiliates (or any proposal with respect thereto) or any other matter in respect of which AT&T or any of its Affiliates has a direct or indirect financial interest (other than proportionately as a Stockholder of the Company). Such representative of GECC shall not be entitled to participate in any portion of any meeting of the Board of Directors at which any discussion or vote is taking place with respect to any contract or transaction with GECC or any of its Affiliates (or any proposal with respect thereto) or any other matter in respect of which GECC or any of its Affiliates has a direct or indirect financial interest (other than proportionately as a Stockholder of the Company). Such representative of CoreStates shall not be entitled to participate in any portion of any meeting of the Board of Directors at which any discussion or vote is taking place with respect to any contract or transaction with CoreStates or any of its Affiliates (or any proposal with respect thereto) or any other matter in respect of which CoreStates or any of its Affiliates has a direct or indirect financial interest (other than proportionately as a Stockholder of the Company). The foregoing rights of each of AT&T, GECC and CoreStates to receive materials and notices with respect to and to participate in meetings of the Board of Directors shall exists so long as such party holds at least 2% of the Common Stock on a Fully-Diluted Basis. Furthermore, the rights of each of GECC and CoreStates to receive materials and notices with respect to and to participate in meetings of the Board of Directors pursuant to this Section 4.1 shall be suspended during any period in which the board includes Series C Directors. At the request of AT&T or GECC, the Company agrees to call Stockholders Meetings and Board of Directors meetings so long as AT&T or GECC, respectively, holds at least 5% of the total Common Stock outstanding on a Fully-Diluted Basis, PROVIDED that with respect to a Stockholders Meeting, a Public Offering shall not have occurred.

          4.2. STOCKHOLDERS ACTIONS. In order to effectuate the provisions of this Section 4, each Stockholder hereby agrees that when any action or vote is required to be taken by such Stockholder pursuant to this Agreement, such Stockholder shall use its or his best efforts to call, or cause the appropriate officer and directors of the Company to call, a Stockholders Meeting or to execute or cause to be executed a Written Consent pursuant to Section 228(a) of the DGCL to effectuate such stockholder action. Further, each Stockholder shall use its or his best efforts to cause the Board of Directors to adopt, either at a meeting of the Board of Directors or by unanimous written consent of the Board of Directors pursuant to Section 141(f) of the DGCL, all the resolutions necessary to effectuate the provisions of this Agreement and the Investment Agreement. Each Stockholder shall use its or his best efforts to cause the Board of Directors to cause the Secretary of the Company, or if there be no secretary, such other officer of the Company as the Board of Directors may appoint to fulfill the duties of Secretary, to not record any vote or consent contrary to the terms of this Section 4.

          4.3. ELECTION OF DIRECTORS.

               4.3.1 NUMBER AND COMPOSITION. Subject to Section 4.3.2, each Stockholder agrees that the number of directors shall be seven (7) and each Stockholder shall vote its or his Shares at any Stockholders Meeting, or act by Written Consent with respect to such Shares, and take all other actions necessary to ensure that the number of directors constituting the entire Board of Directors shall be seven (7), as provided for below. Each

Stockholder shall vote its or his Shares at any Stockholders Meeting called for the purpose of filling the positions on the Board of Directors, or in any Written Consent executed for such purpose, and to take all other actions necessary to ensure, including, without limitation, using its or his best efforts to cause the Board of Directors to take such actions to ensure: (i) the election to the Board of Directors of (x) three individuals designated by Nassau to serve initially as Nassau Directors, (y) subject to paragraph (b) of Section 4.4, three individuals (one of whom shall be the President and chief executive officer of the Company from time to time, elected pursuant to Article IV of the By-Laws) designated by Kamine to serve initially as Kamine Directors and (z) one independent director who shall be mutually acceptable to Nassau, Kamine and either AT&T or the Majority Series C Holders, provided that it is agreed that Gary E. Lasher shall be the independent director beginning November 1, 1997;
(ii) the election to each committee of the Board of Directors of an equal number of Nassau Directors and Kamine Directors; and (iii) the election of the independent director to the compensation committee of the Board of Directors.

               4.3.2 INCREASE IN NUMBER OF DIRECTORS. (a) If, with the prior written consent of Nassau, the Company sells from time to time additional Shares to any person who is not a Stockholder, the number of directors constituting the entire Board of Directors may be increased by up to two individuals, subject to paragraph (b) below.

          (b) In the event that a Default (as such term is defined in the Loan Agreement (as defined below) as in effect as of the date hereof) relating to payment obligations for principal and interest thereunder has occurred and continued for a period of 90 days under the Amended and Restated Loan and Security Agreement, dated as of September 22, 1997, among KMC Telecom Inc., KMC Telecom II, Inc. and AT&T Commercial Finance Corporation (the "Loan Agreement"), the number of directors constituting the entire Board of Directors shall be increased by two individuals and the Majority Series C Holders (for themselves and on behalf of all Stockholders holding shares of Common Stock into which shares of Series C Convertible Preferred Stock have been, or may be, converted) shall be entitled to elect two individuals (the "Series C Directors") to the Board of Directors. Immediately upon the cure of such Default, the number of directors constituting the entire Board of Directors shall be reduced by two individuals and the Majority Series C Holders shall cause the Series C Directors to resign from the Board of Directors.

          4.4. REMOVAL AND REPLACEMENT.(a) Nassau shall be entitled at any time and for any reason (or for no reason) to designate any or all of the Nassau Directors for removal. Subject to Section 4.5, if at any time, a vacancy is created on the Board of Directors by reason of the death, removal or resignation of any Nassau Director, then each Stockholder shall, as soon as practicable after the date such vacancy first occurs and in any event prior to the transaction of any other business by the

Stockholders or the Board of Directors, take action, including the voting of its Shares, to elect a director or directors designated by Nassau to fill such vacancy or vacancies.

          (b) Kamine shall be entitled at any time and for any reason (or for no reason) to designate any or all of the Kamine Directors for removal; provided that Kamine shall not be entitled, and agrees to take no action, to designate the President and chief executive officer of the Company for removal as a Kamine Director without the prior written consent of Nassau. Subject to Section 4.5, if at any time, a vacancy is created on the Board of Directors by reason of the death, removal or resignation of any Kamine Director, then each Stockholder shall, as soon as practicable after the date such vacancy first occurs, and in any event prior to the transaction of any other business by the Stockholders or the Board of Directors, take action, including the voting of its Shares, to elect a director or directors designated by Kamine to fill such vacancy or vacancies. If at any time the person serving as President and chief executive officer of the Company is removed or resigns from such office, Kamine shall designate such person for removal as a Kamine Director.

          4.5. ADJUSTMENT OF RIGHTS UNDER SECTIONS 4.3.1 AND 4.4. (a) Notwithstanding anything herein to the contrary, (i) from and after the date that Nassau and its Affiliates own in the aggregate Shares representing less than two-thirds of the Shares (on an as if fully converted basis) owned in the aggregate by them immediately following the Reorganization, Nassau shall have the right to designate only two (2) directors for election or removal pursuant to Section 4.3.1 or 4.4 (and shall cause one of the Nassau Directors to resign),
(ii) from and after the date that Nassau and its Affiliates own in the aggregate Shares representing less than one-third of the Shares (on an as if fully converted basis) owned in the aggregate by them immediately following the Reorganization, Nassau shall have the right to designate only one (1) director for election or removal pursuant to section 4.3.1 or 4.4 (and shall cause such number of Nassau Directors to resign such that one Nassau Director remains on the Board of Directors) and (iii) at such time as Nassau and its Affiliates owns less than 5% of the Shares on a Fully Diluted Basis, Nassau shall not be entitled to designate any director for election or removal pursuant to Section
4.3.1 or Section 4.4 (and shall cause all Nassau Directors to resign).

          (b) Notwithstanding anything herein to the contrary, (i) from and after the date that Kamine and his Affiliates own in the aggregate Shares representing less than two-thirds of the Shares (on an as if fully converted basis) owned in the aggregate by them immediately following the Reorganization, Kamine shall have the right to designate only two (2) directors for election or removal pursuant to Section 4.3.1 or 4.4 (and shall cause one of the Kamine Directors to resign), (ii) from and after the date that Kamine and his Affiliates own in the aggregate Shares representing less than one-third of the Shares (on an as if fully converted basis) owned in the aggregate by them immediately following the

Reorganization, Kamine shall have the right to designate only one (1) director for election or removal pursuant to Section 4.3.1 or 4.4 (and shall cause such number of Kamine Directors to resign such that one Kamine Director remains on the Board of Directors) and (iii) at such time as Kamine and his Affiliates own less than 5% of the Shares on a Fully Diluted Basis, Kamine shall not be entitled to designate any director for election or removal pursuant to Section
4.3.1 or 4.4 (and shall cause all Kamine Directors to resign).

          5. PUT RIGHT. (a) If no Liquidity Event shall have occurred by the later of October 22, 2003 or 90 days following the final maturity date of debt securities issued in the High Yield Debt and Equity Offering, then each of Nassau and its Affiliates, AT&T, GECC and CoreStates shall have the right, at any time thereafter, by giving written notice to the Company (a "PUT NOTICE"), to require the Company to repurchase (a "PUT") all or any portion of the shares of Convertible Preferred Stock or Common Stock held by such Stockholder for an amount (the "PUT AMOUNT") equal to (A) the fair market value of the shares subject to such Put as determined within 30 days of each Put Notice by an investment bank of national reputation which is mutually acceptable to the Company and holders of a majority of the voting power of Common Stock and Common Stock Equivalents held by all parties exercising Puts hereunder or (B) in the case of any shares of Convertible Preferred Stock, at the liquidation preference thereof plus all accrued and unpaid dividends, at the option of holders thereof; provided that AT&T, GECC and CoreStates shall not have the right to exercise a Put hereunder unless Nassau or its Affiliates have exercised a Put. The Company shall give AT&T, GECC and CoreStates prompt notice of Nassau's intent to exercise a Put. The Company shall give Notice to Nassau and the other Stockholders of any exercise of the Put right under Section 14 of either of the Subsidiary Warrants or hereunder. The Company shall pay to the party exercising a Put the Put Amount within 60 days of the date of such determination of fair market value. Any unpaid balance of a Put Amount thereafter shall bear interest, which interest shall be paid together with any payment of such Put Amount, at a rate of 18.0% per annum (the "DEFAULT RATE"); provided that accrual of interest at the Default Rate shall not constitute a waiver of any party exercising a Put hereunder to receive immediate payment of the Put Amount.

          (b) If at the time of any exercise of a Put hereunder there shall be pending any Put by any other party hereunder or any Repurchase Notice under
Section 14 of either Subsidiary Warrant, and if either the Company or KMC shall not have funds legally available in the amount necessary to repurchase all the Convertible Preferred Stock, Common Stock, Subsidiary Warrants and Warrant Stock with respect to which a Put Notice or Repurchase Notice has been received, then such Convertible Preferred Stock, Common Stock, Subsidiary Warrants and Warrant Stock, as applicable, shall be repurchased by the Company or KMC, as applicable, to the extent that funds are legally available for such repurchases; PROVIDED that (A) the Put Amount and (B) the

Repurchase Amount (as defined in the Subsidiary Warrants) to be received by each party exercising a Put shall be aggregated and paid to each such party pro rata. Any Put not satisfied in full in cash shall remain an obligation of the Company and shall be evidenced by a promissory note due within 366 days and bearing interest at the Default Rate to the extent provided above.

          (c) The Company agrees that it will effect all such capital contributions, advances, dividends and other actions among itself and its wholly-owned subsidiaries so as to maximize the Company's and KMC's ability to satisfy the Put rights contained in this Section 5 and the put rights contained in Section 14 of either Subsidiary Warrant subject to such limitations as may be applicable under applicable law and the terms of any agreement to which the Company and its subsidiaries may be bound.

          6.   REGISTRATION RIGHTS.

          6.1. DEMAND REGISTRATIONS.

          (a) RIGHT TO DEMAND. At any time and from time to time after June 5, 2000, each of Nassau, Kamine, AT&T and the Majority Series C Holders (each of which is referred to in this Section 6 as a "Demand Holder") may request the Company to register its Registrable Securities in the manner set forth herein by written notice (the "REGISTRATION NOTICE") to the Company only if a disposition of the Registrable Securities may not, in the opinion of the Demand Holder, be effected in the public marketplace (as opposed to a private transaction under the Securities Act) at equally favorable net terms to the Demand Holder without registration of such shares under the Securities Act. In the event that the Company receives a Registration Notice, the Company shall effect a registration under the Securities Act of the number of Registrable Securities determined in accordance with Section 6.1(c) on Form S-1 or any similar long-form registration ("LONG-FORM REGISTRATIONS") or on Form S-2 or S-3 or any similar short-form registration ("SHORT-FORM REGISTRATIONS") if available. All registrations requested pursuant to this Section 6.1(a) are referred to herein as "DEMAND REGISTRATIONS.

          (b) NUMBER OF DEMAND REGISTRATIONS. Each of Nassau and Kamine will be entitled to obtain up to two (2) Long-Form Registrations and two (2) Short-Form Registrations. So long as AT&T or any of its Affiliates shall hold any Registrable Securities, then AT&T, or if AT&T and its Affiliates no longer hold any Registrable Securities, then the holders of at least 50% of the aggregate number of Registrable Securities transferred by AT&T which are Registrable Securities on the date such request is being made, will be entitled following the Demand Rights Commencement Date to obtain up to an aggregate of two (2) Registrations (which may be Short-Form Registrations, at the Company's option, if the Company is then eligible therefor). The Majority Series C Holders (for themselves and on behalf of all Stockholders holding shares of Common Stock into which shares of

Series C Convertible Preferred Stock have been, or may be, converted) will be entitled following the Demand Rights Commencement Date to obtain up to an aggregate of two (2) Registrations (which may be Short-Form Registrations, at the Company's option, if the Company is then eligible therefor). A registration will not count as a Long-Form Registration or Short-Form Registration, as the case may be, until such Demand Registration has become effective and unless the Demand Holder is able to register and sell at least 66 2/3% of the Registrable Securities requested to be included in such registration. Demand Registrations will be Short-Form Registrations whenever the Company is permitted to use any applicable short form. After the Company has become subject to the reporting requirements of the Exchange Act, the Company will use its best efforts to make Short-Form Registrations available for the sale of Registrable Securities. The Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 6.1(b) (including the Company's internal costs in proceeding on such request, as reasonably determined by the Company's Board of Directors) if the registration request is subsequently withdrawn, unless the Demand Holder agrees to treat the withdrawn request as a registration undertaken pursuant to this Section 6.1(b); PROVIDED, that if the Demand Holder withdraws a request as a result of a material adverse change in the condition, business or prospects of the Company or in the market for the Company's securities from that known to the Demand Holder at the time of its request, the Company, and not the Demand Holder, shall be required to pay all the expenses relating to the proposed registration and such request shall not be treated as a registration for purposes of this Section 6.1(b).

          (c) DEMAND REGISTRATIONS. Within (a) 75 days after the Company receives a Registration Notice with respect to the first offer for sale of Shares pursuant to an effective registration statement filed by the Company under the Securities Act or (b) within 45 days after the Company receives a Registration Notice with respect to any other demand registration, the Company shall file with the SEC a registration statement under the Securities Act for such Demand Registration. The Company shall use its best efforts to cause the Demand Registration to be declared effective under the Securities Act as soon as is practical after filing, and once effective, the Company shall cause such Demand Registration to remain effective for such time period as is specified in such request, but for no time period longer than the period ending on the earlier of (i) the one-year anniversary of the effective date of such Demand Registration, (ii) the date on which all Registrable Securities have been sold pursuant to the Demand Registration or (iii) the date as of which there are no longer any Registrable Securities in existence. Each request for a Demand Registration shall specify the approximate number of Registrable Securities requested to be registered and the anticipated per share price range for such offering.

          (d) PRIORITY ON DEMAND REGISTRATIONS. The Company will not include in any Demand Registration any securities which are not Registrable Securities without the prior written consent of the Demand Holder. If a Demand Registration is an underwritten offering and the managing underwriters advise the Company in writing that in their opinion the number of Registrable Securities and, if permitted hereunder, other securities requested to be included in such offering exceeds the number of Registrable Securities and other securities, if any, which can be sold therein without adversely affecting the marketability of the offering, the Company will include in such registration, (i) first, the Registrable Securities requested to be included in such registration, pro rata among the holders of such Registrable Securities, on the basis of the number of shares of Registrable Securities owned by each such holder and requested to be included therein and (ii) second, other securities, if any, requested to be included in such registration. Any Persons other than holders of Registrable Securities who participate in Demand Registrations which are not at the Company's expense must pay their proportionate share of the Registration Expenses as provided in Section 6.5 hereof.

          (e) RESTRICTIONS ON DEMAND REGISTRATIONS. The Company will not be obligated to effect any Demand Registration within six months after the effective date of a previous Demand Registration. If at the time of any request to register Registrable Securities pursuant to Section 6.1 hereof, the Company is engaged, or has fixed plans to engage within 90 days of the time of the request, in a registered public offering as to which the Stockholders may include such Registrable Securities pursuant to Section 6.2 hereof or is engaged in any activity which, in the good faith determination of the Company's Board of Directors, would be adversely affected by the requested registration to the material detriment of the Company, then the Company may at its option direct that such request be delayed for a period not in excess of 60 days from the effective date of such offering, or the date of commencement of such other material activity, as the case may be, such right to delay a request to be exercised by the Company not more than once within any twelve month period.

          (f) SELECTION OF UNDERWRITERS. In the case of a Demand Registration, the Company shall have the right to select the investment banker or bankers, underwriters and managers to administer the offering; PROVIDED, HOWEVER, that such investment banker or bankers underwriters and managers shall be satisfactory to the Demand Holder.

          (g) OTHER REGISTRATION RIGHTS. (i) Within the limitations prescribed by this paragraph (i), but not otherwise, the Company may grant to subsequent investors in the Company rights of incidental registration (such as those provided in Section 6.2). Such rights may only pertain to shares of Common Stock, including shares of Common Stock into which any other securities may be converted. Such rights may be granted with respect to (a) registrations actually requested by a Demand Holder pursuant to Section 6.1, but only in respect of that portion of any such registration as remains after inclusion of all

Registrable Securities requested by the Demand Holder and (b) registrations initiated by the Company, but only in respect of that portion of such registration as is available under the limitations set forth in Section 6.2(c) (which limitations shall apply pro rata to all holders of registrable securities) and such rights shall be limited in all cases to sharing pro rata in the available portion of the registration in question with holders of registrable securities, such sharing to be based on the number of shares of Common Stock held by the respective holders of registrable securities and held by such other investors, plus the number of shares of Common Stock into which other securities held by the holders of registrable securities and such other investors are convertible, which are entitled to registration rights. With respect to registrations which are for underwritten public offerings, "available portion" as used above shall mean the portion of the underwritten shares which is available as specified in clauses (a) and (b) of the third sentence of this paragraph (i). Shares not included in such underwriting shall not be registered.

          (ii) The Company may not grant to subsequent investors in the Company rights of registration upon request (such as those provided in Section 6.1) unless (a) such rights are limited to shares of Common Stock; (b) the Demand Holders are given enforceable contractual rights to participate in registrations requested by such subsequent investors (but subject to the right of priority of registration in the following order: such subsequent investors and the holders of Registrable Securities on a pro rata basis), such participation to be on the pro rata basis and subject to the limitations described in the final three sentences of paragraph (i) of this Section 6.1(g); (c) such rights shall not become effective prior to 90 days after the effective date of the first registration pursuant to Section 6.1; and (d) such rights shall not be more favorable than those granted to the Demand Holders.

          6.2. PIGGYBACK REGISTRATIONS.

          (a) RIGHT TO PIGGYBACK. Whenever the Company proposes to register any of its equity securities, including, without limitation, the Common Stock under the Securities Act (other than pursuant to a registration statement on Form S-8 or S-4 or any successor forms), and the form to be used may be used for the registration of Registrable Securities (a "PIGGYBACK REGISTRATION"), the Company will give prompt written notice to all holders of Registrable Securities of its intention to effect such a registration and will include in such registration all Registrable Securities with respect to which the Company has received written requests for inclusion therein within 20 days after the receipt of the Company's notice.

          (b) PIGGYBACK EXPENSES. The Registration Expenses of the holders of Registrable Securities will be paid by the Company in all Piggyback Registrations.

          (c) PRIORITY ON PRIMARY REGISTRATIONS. If a Piggyback Registration is an underwritten primary registration on behalf of the Company, the Company will include in such registration all securities requested to be included in such registration; PROVIDED, that if the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company will include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Securities requested to be included in such registration, pro rata among the holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each such holder and requested to be included therein, and (iii) third, other securities, if any, requested to be included in such registration.

          (d) PRIORITY ON SECONDARY REGISTRATIONS. If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company's securities (which registration was consented to pursuant to Section 6.1(g) above), and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such registration exceeds the number which can be sold in such offering without adversely affecting the marketability of the offering, the Company will include in such registration (i) first, the Registrable Securities requested to be included in such registration, pro rata among the holders of such Registrable Securities on the basis of the number of Registrable Securities owned by each such holder and requested to be included therein, and (ii) second, other securities requested to be included in such registration.

          (e) SELECTION OF UNDERWRITERS. If any Piggyback Registration is an underwritten offering, the investment banker(s), underwriter(s) and manager(s) for the offering or distribution will be selected by the Company.

          (f) OTHER REGISTRATIONS. If the Company has previously filed a registration statement with respect to Registrable Securities pursuant to this
Section 6.2, and if such previous registration statement has not been withdrawn or abandoned, the Company will not file or cause to be effected any other registration of any of its equity securities, including, without limitation, the Common Stock, or securities convertible or exchangeable into or exercisable for its equity securities under the Securities Act (except on Forms S-4 or S-8, or any successor forms), whether on its own behalf or at the request of any holder or holders of such securities, until a period of at least six months has elapsed from the effective date of such previous registration or qualification.

          6.3. HOLDBACK AGREEMENTS.

          (a) Each holder of Registrable Securities agrees not to effect any public sale or distribution (including sales pursuant to Rule 144) of equity securities, including, without limitation, the Common Stock, of the Company, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and the 180-day period beginning on the effective date of any Demand Registration or Piggyback Registration for a public offering to be underwritten on a firm commitment basis (except as part of such underwritten registration), unless the investment bankers or underwriters managing the public offering otherwise agree.

          (b) The Company agrees (i) not to effect any public sale or distribution of its equity securities, including, without limitation, the Common Stock, or any securities convertible into or exchangeable or exercisable for such securities, during the seven days prior to and during the 180-day period beginning on the effective date of any underwritten Demand Registration or Piggyback Registration (except as part of such underwritten registration), unless the underwriters managing the registered public offering otherwise agree, and (ii) to use best efforts to cause each holder of at least 5% (on a Fully Diluted Basis) of its equity securities, including, without limitation, Common Stock, or any securities convertible into or exchangeable or exercisable for such securities, purchased from the Company at any time after the date of this Agreement (other than in a registered public offering or distribution) to agree not to effect any public sale or distribution (including sales pursuant to Rule
144) of any such securities during such period (except as part of such underwritten registration), unless the underwriters managing the public offering or distribution otherwise agree.

          6.4. REGISTRATION PROCEDURES. Whenever the holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, the Company will use its best efforts to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and pursuant thereto the Company will as expeditiously as possible:

          (a) prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective (provided that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company will furnish to the counsel selected by the holders of a majority of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed);

          (b) subject to Section 6.4(e), prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than six months and comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

          (c) furnish to each seller of Registrable Securities such number of copies of such registration statement, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such seller;

          (d) use its best efforts to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions of the United States of America as any seller reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such seller (provided that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process (i.e., service of process which is not limited solely to securities law violations) in any such jurisdiction);

          (e) notify each seller of such Registrable Securities, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller, the Company will promptly prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading; PROVIDED, that upon not less than five days' notice to the holders of Registrable Securities, the Company may defer the filing of an amendment or withdraw an amendment or may defer the effectiveness of an amendment or the preparation of a supplement if the Board of Directors of the Company determines, in good faith, that such amendment or supplement, or the disclosure of any information in connection therewith, would have a material adverse affect upon the Company or its subsidiaries; and PROVIDED, FURTHER, that the Company may not defer the filing of any such amendment or supplement for more than 30 days;

          (f) cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are then listed and, if not so listed, to be listed on the National Association of Securities Dealers Automated Quotations System ("NASDAQ") and, if listed on the NASDAQ, use its best efforts to secure designation of all such Registrable Securities covered by such registration statement as a "national market system security" within the meaning of Rule 11Aa2-1 of the SEC or, failing that, to secure NASDAQ authorization for such Registrable Securities and, without limiting the generality of the foregoing, to arrange for at least two market makers to register as such with respect to such Registrable Securities with the NASD;

          (g) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

          (h) enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities (including, without limitation, effecting a stock split or a combination of shares);

          (i) make available, subject to any confidentiality agreements reasonably requested by the Company, for inspection by any seller of Registrable Securities, any underwriter participating in any disposition pursuant to such registration statement and any attorney, accountant or other agent retained by any such seller or underwriter, all financial and other records, pertinent corporate documents and properties of the Company, and cause the Company's officers, directors, employees and independent accountants to supply all information reasonably requested by any such seller, underwriter, attorney, accountant or agent in connection with such registration statement;

          (j) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and, if required, make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve months beginning with the first day of the Company's first full calendar quarter after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

          (k) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any equity securities, including, without limitation, the Common Stock, included in such registration statement for sale in any jurisdiction, the Company will use its reasonable best efforts promptly to obtain the withdrawal of such order;

          (l) use its best efforts to cause such Registrable Securities covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the sellers thereof to consummate the disposition of such Registrable Securities; and

          (m) obtain a "cold comfort" letter from the Company's independent public accountants in customary form and covering such matters of the type customarily covered by "cold comfort" letters as the holders of a majority of the Registrable Securities being sold reasonably request; and

          It shall be a condition precedent to the obligation of the Company to take any action pursuant to this Agreement in respect of the securities which are to be registered at the request of any holder of Registrable Securities that such holder shall furnish to the Company such information regarding the securities held by such holder and the intended method of disposition thereof as the Company shall reasonably request in connection with such registration.

          6.5. REGISTRATION EXPENSES.

          (a) Except as otherwise expressly provided in this Agreement, all Registration Expenses will be borne by the Company.

          (b) Except as otherwise expressly provided in this Agreement, in connection with each Demand Registration and each Piggyback Registration, the Company will reimburse the holders of Registrable Securities covered by such registration for the reasonable fees and disbursements of one counsel chosen by the holders of a majority of the Registrable Securities initially requesting such registration.

          6.6. INDEMNIFICATION.

          (a) The Company agrees to indemnify and hold harmless, to the full extent permitted by law, each holder of Registrable Securities, its officers and directors and each Person who controls such holder (within the meaning of the Securities Act) against all losses, claims, damages, liabilities and expenses arising out of or based upon any untrue or alleged untrue statement of material fact contained in any registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, and shall reimburse such holder, director, officer or controlling person for any legal or other expenses reasonably incurred by such holder, director, officer or controlling person in connection with the investigation or defense of such loss, claim, damage, liability or expense, except insofar as the same are contained in any information furnished in writing to the Company by such holder expressly for use therein or by such holder's failure to deliver a copy of the registration statement or prospectus or any amendments or supplements thereto after the Company has furnished such holder with a sufficient number of copies of the same. In connection with an underwritten offering, the Company will indemnify such underwriters, their officers and directors and each Person who controls such underwriters (within the meaning of the Securities Act) to the same extent as provided above with respect to the indemnification of the holders of Registrable Securities.

          (b) In connection with any registration statement in which a holder of Registrable Securities is participating, each such holder will furnish to the Company in writing such information as the Company reasonably requests for use in connection with any such registration statement or prospectus and, to the full extent permitted by law, will indemnify and hold harmless the Company, its directors and officers and each Person who controls the Company or any other holder of registrable securities (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses resulting from any untrue or alleged untrue statement of material fact contained in the registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or omission is contained in any information so furnished in writing by such holder; PROVIDED, that the obligation to indemnify will be individual to each holder and will be limited to the net amount of proceeds received by such holder from the sale of Registrable Securities pursuant to such registration statement.

          (c) Any Person entitled to indemnification hereunder will (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) unless in such indemnified party's reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim.

          (d) The indemnification provided for under this Agreement will be in addition to any liability the indemnifying party may otherwise have and without prejudice to any other right or remedy the indemnified party may otherwise have, which will remain in full force and effect regardless of any omission to give notice (except to the extent such omission effects the ability of the indemnifying party to defend such claim) or any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities. The Company also agrees to make such provisions, as are reasonably requested by any indemnified party, for contribution to such party in the event the Company's indemnification is unavailable for any reason.

          6.7. PARTICIPATION IN UNDERWRITTEN REGISTRATIONS. No Person may participate in any registration hereunder which is underwritten unless such Person (a) agrees to sell such Person's securities on the basis provided in any underwriting arrangements approved by the Person or Persons entitled hereunder to approve such arrangements and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements; PROVIDED, that no holder of Registrable Securities included in any underwritten registration shall be required to make any representations or warranties to the Company or the underwriters other than representations and warranties regarding such holder and such holder's intended method of distribution.

          6.8. RULE 144 REPORTING. With a view to making available to the holders of Registrable Securities the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its best efforts to:

          (a) make and keep current public information available, within the meaning of Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after it has become subject to the reporting requirements of the Exchange Act;

          (b) file with the SEC, in a timely manner, all reports and other documents required of the Company under the Securities Act and Exchange Act (after it has become subject to such reporting requirements); and

          (c) so long as any party hereto owns any Registrable Securities, furnish to such Person forthwith upon request, a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time commencing 90 days after the effective date of the first registration filed by the Company for an offering of its securities to the general public), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as such Person may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

          7. AFTER-ACQUIRED SECURITIES. All of the provisions of this Agreement shall apply to all of the Shares now owned or which may be issued or transferred hereafter to a Stockholder in consequence of any additional issuance, purchase, exchange or reclassification of any of the Shares (including without limitation, upon the exercise of any option or warrant), corporate reorganization, or any other form of recapitalization, consolidation, merger, share split or share dividend, or which are acquired by a Stockholder in any other manner.

          8. STOCK CERTIFICATE LEGEND. A copy of this Agreement shall be filed with the Secretary of the Company and kept with the records of the Company. Each certificate issued on or after the date hereof representing Shares now held or hereafter acquired by any Stockholder shall, for as long as this Agreement is effective, bear legends substantially in the following forms:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS OR PURSUANT TO A WRITTEN OPINION OF COUNSEL FOR THE COMPANY THAT REGISTRATION IS NOT REQUIRED.

     THE SALE, ASSIGNMENT, HYPOTHECATION, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A "TRANSFER") AND VOTING OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE RESTRICTED BY THE TERMS OF THE AMENDED AND RESTATED STOCKHOLDERS AGREEMENT, DATED AS OF OCTOBER 31, 1997 (THE "STOCKHOLDERS AGREEMENT"), AMONG KMC TELECOM HOLDINGS, INC., NASSAU CAPITAL PARTNERS L.P., NAS PARTNERS I L.L.C., HAROLD N. KAMINE, KMC TELECOMMUNICATIONS L.P., GENERAL ELECTRIC CAPITAL CORPORATION, CORESTATES HOLDINGS, INC. AND AT&T CREDIT CORPORATION, A COPY OF WHICH MAY BE INSPECTED AT THE COMPANY'S PRINCIPAL OFFICE. THE COMPANY WILL NOT REGISTER
[6~     THE TRANSFER OF SUCH SECURITIES ON THE BOOKS OF THE COMPANY UNLESS AND
     UNTIL THE TRANSFER HAS BEEN MADE IN COMPLIANCE WITH THE TERMS OF SUCH STOCKHOLDERS AGREEMENT.

          9.   MISCELLANEOUS.

          9.1. NOTICES. All notices or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telecopied or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telecopied or sent by certified, registered or express mail or, if mailed, five days after the date of deposit in the United States mail, as follows:

          (a)  if to the Company or Kamine:

                    KMC Telecom Holdings, Inc.
                    1545 Route 206
                    Bedminster, New Jersey  07921
                    Attn:  Chief Executive Officer
                    Telecopier No:  (908) 719-8775

                    with a copy to:

                    Kelley Drye & Warren
                    101 Park Avenue
                    New York, New York  10178
                    Attn:  Alan Epstein, Esq.
                    Telecopier No:  (212) 808-7898/7899

          (b)  if to Nassau:

                    Nassau Capital L.L.C.
                    22 Chambers Street
                    Princeton, New Jersey  08542
                    Attention: John Q. Quigley
                    Telecopy: (609) 924-8887

               with a copy to:

                    Simpson Thacher & Bartlett
                    425 Lexington Avenue
                    New York, New York  10017
                    Attention: George R. Krouse, Jr., Esq.
                    Telecopy: (212) 455-2502

          (c)  if to AT&T:

                    AT&T Credit Corporation
                    44 Whippany Road
                    Morristown, New Jersey 07960-1983
                    Attention:  Capital Markets Division
                                Vice President Operations
                    Telephone:  973-397-3333
                    Telecopy:  973-397-4368

               with copies to:

                    AT&T Credit Corporation
                    44 Whippany Road
                    Morristown, New Jersey 07962-1983
                    Attention:  Capital Markets Division
                                Chief Counsel
                    Telephone:  973-397-4189
                    Telecopy:  973-397-3165
               and

                    John M. O'Hare, Esq.
                    Sidley & Austin
                    One First National Plaza
                    Chicago, Illinois  60603
                    Telecopy: (312) 853-7036

          (d)  if to CoreStates Bank:

                    CoreStates Bank, N.A.
                    1339 Chestnut Street
                    Philadelphia, PA  19102
                    Attention:  Elizabeth Elmore
                                FC1-8-11-28
                    Telecopy:  215-786-4321

               with a copy to:

                    Pepper, Hamilton & Scheetz
                    3000 Two Logan Square
                    Philadelphia, PA  19103
                    Attention:  James S. Lawlor
                    Telecopy:  215-981-4403

          (e)  if to CoreStates Holdings:

                    CoreStates Holdings, Inc.
                    900 Market Street
                    Suite 202
                    Wilmington, DE 19801
                    Attention:  Francis B. Jacobs, II
                    Telecopy:  302-421-7378

               with a copy to:

                    Pepper, Hamilton & Scheetz
                    3000 Two Logan Square
                    Philadelphia, PA  19103
                    Attention:  James S. Lawlor
                    Telecopy:  215-981-4403

          (e)  if to GECC:

                    General Electric Capital Corporation
                    120 Long Ridge Road
                    Stamford, CT 06927
                    Attention:  Manager-Operations
                    Telecopy:  203-961-2017

               with a copy to

                    Pillsbury Madison & Sutro
                    235 Montgomery Street
                    San Francisco, CA 94104

                    Attention:  George Haley
                    Telecopy:  415-983-1200

          (f) if to any other Stockholder, at its address as it appears on the record books of the Company. Any party may by notice given in accordance with this Section 9.1 designate another address or person for receipt of notices hereunder.

               9.2. AMENDMENT AND WAIVER.

          (a) No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to the parties hereto at law, in equity or otherwise.

          (b) Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by any party from the terms of any provision of this Agreement, shall be effective (i) only if it is made or given in writing and signed by Nassau, Kamine, AT&T, GECC and CoreStates and (ii) only in the specific instance and for the specific purpose for which made or given; PROVIDED, HOWEVER, that any such amendment, supplement or modification to this Agreement shall not be effective to withdraw, deny or adversely affect the rights of any Stockholder who has not consented in writing to such amendment, supplement or modification.

          9.3. SPECIFIC PERFORMANCE. The parties hereto intend that each of the parties have the right to seek damages or specific performance in the event that any other party hereto fails to perform such party's obligations hereunder. Therefore, if any party shall institute any action or proceeding to enforce the provisions hereof, any party against whom such action or proceeding is brought hereby waives any claim or defense therein that the plaintiff party has an adequate remedy at law.

          9.4. HEADINGS. The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

          9.5. SEVERABILITY. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

          9.6. ENTIRE AGREEMENT. This Agreement, together with the Investment Agreement, is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein and therein. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement, together with the exhibits hereto, supersedes all prior agreements and understandings between the parties with respect to such subject matter.

          9.7. TERM OF AGREEMENT. The provisions of this Agreement shall become effective upon the execution hereof and, except as otherwise specified herein, the provisions of Sections 2 and 3 of this Agreement shall terminate upon the consummation of a QPO and the remaining provision of this Agreement shall terminate as provided herein.

          9.8. VARIATIONS IN PRONOUNS. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the context may require.

          9.9. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF.

          9.10. FURTHER ASSURANCES. Each of the parties shall, and shall cause their respective Affiliates to, execute such instruments and take such action as may be reasonably required or desirable to carry out the provisions hereof and the transactions contemplated hereby.

          9.11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs, legatees and legal representatives. This Agreement is not assignable except in connection with a transfer of Shares in accordance with this Agreement.

          9.12. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the undersigned have executed, or have cause to be executed, this Agreement on the date first written above.

                                        KMC TELECOM HOLDINGS, INC.


                                        By: /s/ Cynthia Wortham
                                           ---------------------------------
                                             Name: Cynthia Wortham
                                             Title: Chief Financial Officer

                                        KMC TELECOMMUNICATIONS L.P.


                                        By:
                                           ---------------------------------
                                             Name:
                                             Title:


                                        NASSAU CAPITAL PARTNERS L.P.

                                        By:  Nassau Capital L.L.C., its General
                                             Partner

                                        By: /s/ John G. Quigley
                                           ---------------------------------
                                             Name: John G. Quigley
                                             Title: Member

                                        NAS PARTNERS I L.L.C.


                                        By: /s/ John G. Quigley
                                           ---------------------------------
                                             Name: John G. Quigley
                                             Title: Member

                                        HAROLD N. KAMINE

                                         /s/ Harold N. Kamine
                                        ------------------------------------

                                        AT&T CREDIT CORPORATION


                                        By: /s/ Glenn A. Votek
                                           ---------------------------------
                                             Name: Glenn A. Votek
                                             Title: Vice President and Treasurer

                                        CORESTATES BANK, N.A.


                                        By: /s/ Elizabeth Elomze
                                           ---------------------------------
                                             Name:Elizabeth Elomze
                                             Title: Vice President

                                        CORESTATES HOLDINGS, INC.


                                        By: /s/ Francis B. Jacobs II
                                           ---------------------------------
                                             Name: Francis B. Jacobs II
                                             Title: Vice President

                                        GENERAL ELECTRIC CAPITAL
                                          CORPORATION


                                        By: /s/ Molly S. Ferguson
                                           ---------------------------------
                                             Name: Molly S. Ferguson
                                             Title: Manager, Operations